DREYFUS VARIABLE INVESTMENT FUND

Certificate of Amendment

The undersigned, Vice President of Dreyfus Variable Investment Fund (the "Trust"), a trust with transferrable shares of the type commonly called a Massachusetts business trust, does hereby certify to the Secretary of the Commonwealth of Massachusetts that, pursuant to the Trust's Agreement and Declaration of Trust dated October 29, 1986, as amended (the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees of the Trust at a meeting duly called and held on September 18, 2015, the Declaration of Trust is amended to provide that the name of the following series of the Trust is changed as follows:

Old Name of Series	New Name of Series

Money Market Portfolio	Government Money Market Portfolio

This Certificate of Amendment to the Declaration of Trust shall become effective on April 29, 2016.

/s/ Janette E. Farragher

Janette E. Farragher, Vice President

Dated:  February 16, 2016

STATE OF NEW YORK      )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this 16th day of February, 2016, before me personally came Janette E. Farragher, to me known, and known to me to be the person described in and who executed the foregoing instrument, and who duly acknowledged to me that he had executed the same.

  /s/Loretta Johnston

Notary Public